Exhibit 99.1

4849 Evanswood Drive, Columbus, Ohio 43229

FOR IMMEDIATE RELEASE
Max & Erma’s Restaurants, Inc.	For Further Information Contact:
NASDAQ: MAXE	William C. Niegsch, Jr.
Exec.Vice President & Chief Financial Officer
June 18, 2008	(614) 431-5800
www.maxandermas.com
MAX & ERMA’S RESTAURANTS, INC.
REPORTS SECOND QUARTER RESULTS
Second Quarter Highlights:
•	Three new company owned restaurants continue to perform well;

•	Franchise fees and royalties up 10% for the second quarter;

•	Merger with G&R Acquisition, Inc. expected to be completed in mid July.
Financial Summary (Unaudited)
(In thousands, except per share data)

	12 Weeks Ended		28 Weeks Ended
	5/11/08	5/13/07	5/11/08	5/13/07
Revenues	$40,027	$41,135	$95,226	$96,656
Operating Income (Loss)	$(519)	$279	$(475)	$2,128
Income (Loss) Before Taxes	$(1,549)	$(512)	$(2,660)	$248
Net Income (Loss)	$(1,631)	$(102)	$(2,367)	$648
Diluted Net Income (Loss) per Common Share	$(0.64)	$(0.04)	$(0.93)	$0.25
Diluted Shares Outstanding	2,554	2,556	2,554	2,554

Columbus, Ohio, June 12, 2008 – Max & Erma’s Restaurants, Inc. (NASDAQ/Capital Market: MAXE) today reported second quarter 2008 financial results.
The Company reported that revenues for the second quarter of 2008 declined 2.7% from $41.1 million for the second quarter of 2007 to $40.0 million for the second quarter of 2008. The Company reported a net loss of $1,631,000 or $(0.64) per diluted share for the second quarter of 2008 versus a net loss of $102,000 or $(0.04) per diluted share for the second quarter of 2007. Year-to-date Max & Erma’s reported revenues fell 1.5% to $95.2 million for 2008 from $96.7 million in 2007. Year-to-date the Company reported a net loss of $2,367,000 or $(0.93) per diluted share versus a net income of $648,000 or $0.25 per diluted share for 2007. The net loss for 2008 includes a $424,000 pre-tax asset impairment charge recorded in the first quarter of 2008.
Rob Lindeman, President and Chief Executive Officer of Max & Erma’s, said: “Sales for both the quarter and year-to-date periods were impacted by both the economy and weather.” A March 2008 blizzard cost the Company almost $600,000 in sales during the quarter. Mr. Lindeman added, “The weather related sales loss and consumer concerns regarding the overall slowdown of the economy combined to drive same store sales down 6.7%” for the second quarter of 2008.
Mr. Lindeman said, “Our efforts to control costs resulted in lower payroll and benefits and a significant reduction in corporate overhead, but could not offset the effect of the sales decline.” The Company also reported that three restaurants that opened around the start of the fiscal year continue to perform well, with sales per restaurant annualizing almost a half a million dollars above chain average. Mr. Lindeman went on to say “Franchise fees and royalties grew 10% during the second quarter as a result of two franchise openings during the first quarter of 2008 and one during the second quarter.” The Company expects that three additional franchise restaurants will open during the remainder of 2008.
Mr. Lindeman reported that the Company expects to complete the previously announced merger with G&R Acquisition, Inc. in mid July, assuming shareholders approve the transaction at a special meeting of shareholders to be held July 8, 2008.
Max & Erma’s currently owns and operates 79 casual dining full-service restaurants in Akron, Canton, Cincinnati, Cleveland, Columbus, Dayton, Niles, and Toledo, Ohio; Indianapolis, Indiana; Ann Arbor, Detroit, Grand Rapids, and Lansing, Michigan; Pittsburgh, Erie and Washington, Pennsylvania; Crestview Hills, Lexington and Louisville, Kentucky; Chicago, Illinois; Charlotte, North Carolina; Atlanta, Georgia; Virginia Beach and Norfolk, Virginia. The Company also currently franchises 27 restaurants in Chillicothe, Cincinnati, Cleveland, Columbus, Dayton, Findlay, Sandusky and Wilmington, Ohio; St. Louis, Missouri; Philadelphia, Pennsylvania; Detroit, Michigan; Dulles, Richmond, Norfolk and Virginia Beach, Virginia; Myrtle Beach, South Carolina; Huntington, West Virginia; and the State of Indiana. The Company’s common shares are traded on the NASDAQ Capital Market System under the symbol MAXE.

This release includes “forward-looking” information statements, as defined in the Private Securities Litigation Reform Act of 1995, including the statements relating to future restaurant openings. Actual performance may differ materially from that projected in such statements. Major factors potentially affecting performance include a significant change in the performance of any existing units, the ability to obtain locations for, and complete construction of, additional restaurants at acceptable costs and the ability to obtain the services of qualified personnel at acceptable wages. The Cautionary statements regularly filed by the Company in its most recent annual report to the Securities and Exchange Commission on Form 10-K and its Quarterly Reports to the SEC on Forms 10-Q are incorporated herein by reference. Investors are specifically referred to such cautionary statements for a discussion of factors which could affect the Company’s operations and forward-looking statements made in this communication.
- FINANCIAL HIGHLIGHTS FOLLOW -

MAX & ERMA’S RESTAURANTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	May 11, 2008
	(UNAUDITED)	October 28, 2007
ASSETS
Current Assets:
Cash and Equivalents	$2,602,518	$2,465,852
Inventories	1,226,187	1,320,669
Other Current Assets	5,561,464	4,776,568

Total Current Assets	9,390,169	8,563,089

Property – At Cost	112,615,872	112,989,108
Less Accumulated Depreciation and Amortization	61,077,663	57,971,840

Property – Net	51,538,209	55,017,268

Deferred Income Taxes and Other Assets	14,150,689	14,979,932

Total	$75,079,067	$78,560,289

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current Maturities of Long-Term Obligations	$32,856,103	$2,914,530
Accounts Payable	5,959,698	9,280,424
Accrued Payroll and Related Taxes	2,616,276	2,966,378
Accrued Liabilities	7,420,346	6,548,035

Total Current Liabilities	48,852,423	21,709,367

Long-Term Obligations – Less Current Maturities	18,811,521	47,164,076

Stockholders’ Equity:
Preferred Stock – $.10 Par Value; Authorized 500,000 Shares – None Outstanding
Common Stock – $.10 Par Value; Authorized 5,000,000 Shares, Issued and Outstanding 2,554,474 Shares At 05/11/08 and 2,554,474 Shares at 10/28/07	255,446	255,446
Additional Paid-In Capital	1,261,124	1,165,389
Retained Earnings	5,898,553	8,266,011

Total Stockholders’ Equity	7,415,123	9,686,846

Total	$75,079,067	$78,560,289

MAX & ERMA’S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	May 11, 2008	May 13, 2007	May 11, 2008	May 13, 2007
REVENUES	$40,026,587	$41,134,932	$95,226,454	$96,655,791

COSTS AND EXPENSES:
Costs of Goods Sold	10,272,214	10,312,159	24,505,951	24,159,772
Payroll and Benefits	12,969,587	13,443,100	30,951,130	30,912,900
Other Operating Expenses	14,373,530	13,874,815	32,861,650	31,763,122
Pre-Opening Expenses	9,326	1,190	168,999	13,068
Impairment of Assets	167,961		591,810
Administrative Expenses	2,752,658	3,224,615	6,621,908	7,679,407

Total Operating Expenses	40,545,276	40,855,879	95,701,448	94,528,269

Operating Income	(518,689)	279,053	(474,994)	2,127,522
Interest Expense	991,502	771,614	2,127,708	1,841,505
Other Non-Operating Expense	38,504	19,252	57,756	38,503

INCOME (LOSS) BEFORE INCOME TAXES	(1,548,695)	(511,813)	(2,660,458)	247,514
INCOME TAXES EXPENSE (CREDIT)	82,000	(410,000)	(293,000)	(400,000)

NET INCOME (LOSS)	$(1,630,695)	$(101,813)	$(2,367,458)	$647,514

NET INCOME (LOSS) PER SHARE
Basic and Diluted	$(0.64)	$(0.04)	$(0.93)	$0.25

SHARES OUTSTANDING:
Basic and Diluted	2,554,474	2,555,664	2,554,474	2,554,066